Translation	Exhibit 4.2

Lease Contract

Lessor: China Bioway Biotech Group Co., Ltd. (hereinafter referred to as “Party A”)

Legal address: No. 39, Shangdi Xi Road, Haidian District, Beijing

Lessee: Sinovac Biotech Co., Ltd. (hereinafter referred to as “Party B”)

Legal address: No. 39, Shangdi Xi Road, Haidian District, Beijing

Party A and Party B have reached agreement in respect of Party B’s renting of Party A’s Premises for business operation on the principle of equality and mutual benefit and on the basis of friendly negotiation and have entered into this Contract according to the Contract Law of the People’s Republic of China and other applicable laws and regulations of China.

Article 1 The Premises

1.1	Party A agrees to lease, to Party B, the premises of Section 3 of Research & Development Center in the Peking University Biological Park, No. 39, Shangdi Xi Road, Haidian District, Beijing (hereinafter referred to as the “Premises”), with a total construction area of 1,240 square meters. The specific location and boundary of the Premises are subject to the area marked out on the house plan (attached hereto as “Annex A”) by the red line.

1.2	Party A agrees that Party B may alter and furnish the Premises for the purpose of research and development as well as office. Party A shall not interfere in Party B’s lawful operation during the term of the lease. During the term of the lease, Party B has the right to sublease the Premises only upon the consent from Party A, but is not entitled to change the use of the Premises. Otherwise, Party A is entitled to prevent Party B from doing so or terminate the Contract immediately.

Article 2 Term of Lease

2.1	This lease will last for twenty years, from August 12, 2004 to August 11, 2024.

Article 3 Rent and Terms of Payment

3.1	The rent of the Premises shall be RMB 1 per square meter per day, or RMB 452,600 per year. The rent shall be paid in RMB.

3.2	The “lease year” referred to in Section 3.1 refers to any twelve-month period after the expiry date of the rent-free period.

3.3	The rent shall be paid on a quarterly basis. The rent of the first quarter in the amount of RMB 113,150 shall be paid within 10 days after the expiry date of the rent-free period; the rent of the second quarter shall be paid three months later, and so forth.

3.4	If the date defined in Section 3.3 falls on a public holiday, Party A or Party B may fulfill their obligation to each other on the day immediately subsequent to such public holiday.

3.5	If Party B advances any rent payment to Party A at the request of Party A, the amount shall be discounted at the current lending rate of commercial banks.

3.6	If Party B delays any rent payment with the approval of Party A, Party B shall pay Party A interest at the current lending rate of commercial banks.

Article 4 Delivery of the Premises

4.1	Both parties agree that the first three months after the effective date of the Contract is the rent-free period, during which Party A shall complete the inspection and acceptation of the Premises in its structure and firefighting. If Party B has the Premises furnished during this period, it shall pay for the consumption of water and electricity of the furnishing work.

4.2	Party A shall deliver, to Party B, within seven business days after the effective date of the Contract, the intact Premises that satisfies the technical requirements as stipulated in the Technical Requirements for the Premises attached hereto.

Upon the delivery of the Premises, the representatives assigned by the two parties shall monitor the delivery on the spot, and confirm the delivery by signing the confirmation on delivery of the Premises described in the Confirmation on Delivery of the Premises attached hereto. The date when such confirmation is signed is deemed as the date of delivery of the Premises.

4.3	Party A shall deliver the intact Premises to Party B within one week after the effective date of this Contract. If Party A delays in delivering the Premises, it shall be deemed as breaching of this Contract, and the rent-free period and the term of the Contract shall be extended accordingly.

Article 5 Taxes & Fees

5.1	During the term of the lease, Party A is responsibly for the payment of any state or local taxes and fees incurred due to the land use right or Premises ownership, including but not limited to tax on premises and land use and land use fee.

5.2	The stamp tax, registration fee, notarization fee and other taxes and fees arising from this Contract shall be paid by Party A or Party B according to the applicable regulations of China.

5.3	When it is necessary to appraise the value of the Premises, the appraisal cost of the Premises before the furnishing or alteration shall be borne by Party A while the appraisal cost of the Premises after the furnishing or alteration shall be borne by Party B.

Article 6 Party A’s Warranty and Responsibility

6.1	Party A undertakes that it does own the Premises and the related land use right, for which it has provided valid legal documents (see the attachments hereto). Party A undertakes that the Premises in its status quo is not an illegal building and that Party B will enjoy exclusive, continuous and uninterrupted use of the Premises during the term of the lease hereunder.

6.2	Party A undertakes that its has full capacity and right to lease the Premises to Party B according to the terms and conditions hereunder and will handle the relevant filing and registration procedures during the period stipulated by the state regulations. The related expenses shall be borne by Party A or Party B according to the state regulations. If the official approval for the lease is not obtained in time due to the fault of Party A, Party B may choose to terminate this lease and Party A shall refund the amounts advanced by Party B and compensate for all the losses of Party B arising from the termination of the lease; or Party B may choose not to terminate the lease, but any legal consequence and additional expenses as well as all the losses of Party B shall be borne by Party A.

Unless otherwise stipulated herein, “all the losses of Party B” of this section and elsewhere herein refers to all the losses of Party B’s investment in the business start and operation.

6.3	Party A undertakes that Party B is entitled to terminate this Contract and make a claim against Party A for all the losses of Party B if, due to the fault of Party A, Party B’s operation is interfered, disturbed or spoiled by any government agencies, organizations or individuals during the term of the lease on the precondition that Party B has obtained the necessary license, approval and authorization for the business operation in the Premises.

6.4	Party A shall offer free assistance at its best efforts to Party B in handling the application procedures in respect of planning, environmental protection, water, electricity (including expansion of the water or electricity capacity), communication, firefighting, sanitation and other aspects necessary for the business operation, design, furnishing, alteration or expansion of the Premises, including but not limited to providing Party B with all the related documents, drawings and information necessary for the application. The expenses related to such application shall be borne by Party B.

6.5	Party A shall be fully liable for the losses of Party B and shall indemnify Party B for the actual losses, if Party B incurs any direct or indirect losses due to any inherent defect or damage of the Premises or the equipment provided by Party A, or any fault of Party A or its employee or agent.

6.6	During the term of the Contact, Party A shall not assign the Premises to any third parties. If it is necessary for Party A to mortgage the Premises, it shall obtain the prior consent of Party B. If Party A mortgages the Premises without obtaining the prior consent of Party B and causes losses to Party B, Party A shall indemnify Party B for all the losses.

6.7	Party A agrees that, after the Premises is delivered to Party B, the Premises may be furnished or altered according to the needs of Party B provided that the planning and other technical specifications are satisfied. While Party B is furnishing the Premises, Party A shall provide Party B with information and relevant materials about power supply, water supply, drainage and other public systems of the Premises. In case of connections, alterations or relocations of water, electricity or drainage systems of the building, Party A shall send its engineers to cooperate with Party B so that Party B may finish the work as soon as possible.

6.8	If Party A moves out of the office area reserved for its own use during the term of the lease hereunder, Party B shall have the priority to rent such office area.

6.9	Party A itself shall pay for the water, electricity, gas, air-conditioning, communication and other expenses of the part of the Premises reserved for its own use.

Article 7 Party B’s Warranty and Responsibility

7.1	Party B shall not use the Premises for any purpose other than that specified herein, without the consent of Party A and the approval of relevant government authorities. Party B undertakes that it will comply with the Chinese laws and regulations in all its business activities in the Premises.

7.2	Party B shall pay rent on time according to the provisions hereunder.

7.3	The building personnel of Party B must subject themselves to the supervision and inspection of the competent authorities. Party B is responsible for settling issues concerning fine or business cessation for restructuring and is responsible for compensating for the losses of Party A.

7.4	Party B shall properly use and take care of the Premises and the equipment provided by Party A, and shall try to prevent improper damage (with the exception of natural wear and tear). In case of any damage or fault of the Premises or equipment due to improper use of Party B, it shall effect prompt repairs and make compensation for losses.

7.5	Party B may design, furnish and alter the appearance and layout of the Premises at the cost of Party B. If Party B’s furnishing, alteration or expansion involves the change of the basic structure of the Premises, it shall obtain the prior consent of Party A. Otherwise, Party B shall be liable for all the consequences. Upon the expiration of the lease, Party B shall return the intact Premises (excluding the equipments and the sign boards) to Party A for confirmation.

7.6	When the Premises is delivered, Party B shall confirm that the Premises meet the requirements for use.

7.7	Party B shall pay, to the relevant agencies, on time the fees for water and gas and other charges related to the use of the Premises by Party B.

Article 8 Insurance and Indemnity

8.1	Party B has the right to purchase and maintain insurance coverage from an insurance company with good reputation and the ability to make indemnification against all risks for the replacement value of the Premises and its own equipment. In case of losses or damage, the indemnity shall be paid to Party B in full sum. Party B shall be entitled to purchase insurance coverage for the Premises and the indemnity shall be paid to Party B.

8.2	Unless otherwise stipulated herein, Party A shall indemnify Party B against any losses resulting from any claim due to personal casualty or Premises damage occurring outside the Premises but within the control of Party A. In such case, Party A shall compensate Party B for all of its losses.

8.3	Unless otherwise stipulated herein, Party B shall indemnify Party A against any losses resulting from any claim due to personal casualty or Premises damage occurring inside the Premises. In such case, Party B shall compensate Party A for all of its losses.

Article 9 Termination before Expiry Date

9.1	During the term of the Contract, if both parties agree, the Contract may be terminated before the expiry date.

9.2	In case of any event of force majeure such as earthquake, flood, typhoon with the result that the Premises is damaged and cannot be used properly, Party A shall restore the Premises as soon as possible. While the Premises is being restored, Party B shall not pay the rent and other fees. When the Premises is restored and its use resumed, rent and fees will continue to accrue, and the term of the Contract will be extended accordingly. In the event of force majeure causes such material damage that restoration is impossible and the Contract may not be performed continuously, both parties may negotiate to terminate the Contract.

If any occurrence of force majeure causes material changes in the surroundings of the Premises, with the result that the market or environmental basis on which Party B operates its business and the Contract ought to be terminated, both parties may negotiate to terminate the Contract. When the Contract is terminated according to this Section 9.2, the rent and other fees shall be settled according to the actual number of days of lease.

When force majeure occurs, the party affected by it shall timely notify the other party in writing and take active measures to prevent the situation from getting more serious.

9.3	Party A confirms and guarantees that it has not received and is not aware of any notice issued by the government, the competent authorities or any other related department on recovering the Premises, changing the use of the Premises, prohibiting access to it, or requisitioning the Premises or the land.

During the term of the Contract, except for municipal planning, Party A cannot withdraw Party B’s right to use the Premises with the excuse of any personal or administrative decision; otherwise, Party A shall compensate for any predictable losses actually incurred by Party B.

In case of municipal planning that cannot be predicted by Party A, Party A shall timely (within three days after the receipt of the related notice) send the photocopy of the notice to Party B, and on the principle that it shall try its best to preserve Party B’s business operation in the Premises, assist Party B in negotiating with the relocation agency:

A.	Both parties shall persuade the relocation agency not to requisition the Premises or to provide another business premises with similar conditions in an adjacent area so that Party B may continue its business operation;

B.	Where the aim of Paragraph A cannot be attained, Party A shall provide or help Party B find another business premises with similar conditions in an adjacent area so that Party B may continue its business operation;

C.	Where the aim of Paragraph A or Paragraph B cannot be attained, the compensation for the Premises shall be shared between both parties on the basis of the proportion of the original investments of Party A and Party B as well as the years the Premises has been used.

9.4	Party A may terminate the Contract and claim all its actual losses against Party B if:

A.	Party B delays rent payment for three months;

B.	Party B changes the use of the Premises without the prior consent of Party A; or

C.	Party B uses the Premises in illegal activities detrimental to public interests.

Party A shall notify Party B in writing when it wishes to terminate the Contract under this Section 9.4. Party B shall timely move out of and return the Premises with the rent settled according to the actual period of lease. Party A may also choose not to terminate the Contract, but Party A still has the right to claim all its actual losses against Party B.

9.5	Party B may terminate the Contract and claim all its actual losses against Party A if:

A.	Party A delays the delivery of the Premises for one month, or the Premises delivered is not consistent with the technical requirements hereunder for 30 days;

B.	Party A fails to complete the inspection and acceptance of the Premises in structure or firefighting within the required period; or

C.	Party A violates its warranty or responsibility, or breaches other provisions hereunder with the result that Party B cannot operate normally or Party B’s interest hereunder incurs substantial damage.

Party B shall notify Party A in writing when it wishes to terminate the Contract under this Section 9.5. Party A shall timely refund the balance of Party B with the rent settled according to the actual period of lease. Party B may also choose not to terminate the Contract, but Party B still has the right to claim all its actual losses against Party A.

Article 10 Renewal & Disposal of Possessions upon Expiration

10.1	If Party B intends to renew the lease upon the expiration of the Contract, it shall submit its request of renewal three months in advance of the expiration date. If Party A continues to lease the Premises, Party B shall have the priority to rent the Premises under equal conditions.

10.2	If the Contract is terminated or cancelled or expires, Party B shall remove and take away all of Party B’s equipment and appliances within three months provided that Party B shall not purposefully damage or demolish the inherent structures of the building or remove its own equipment with the safety or appearance of the Premises influenced (unless the removal is lawful and agreed by Party A). Anything not removed or taken away by Party B within the agreed period will be deemed to have been abandoned by Party B and shall be at the free disposal of Party A.

Article 11 Breach Liabilities

11.1	If Party A fails to deliver the Premises to Party B in time according to the technical requirements specified in the annex of the Contract and such delay exceeds 30 days, Party A shall pay Party B a daily breach penalty of 3% of the rent of the current month.

11.2	If Party B delays any rent payment where Party A is faultless, Party B shall pay Party A a daily overdue penalty of 0.3% of the outstanding rent of the current month.

11.3	Except for the termination provisions hereunder, any unilateral termination will be deemed as a breach. The breaching party shall compensate the other party for any losses arising from such termination.

11.4	Apart from above provisions, any party that breaches the Contract shall make corrections within 7 days after receiving the notice from the other party. Unless otherwise stipulated hereunder, if the breaching party fails to make corrections, the other party shall reserve the right to make a claim.

Article 12 Notice & Delivery

12.1	Any notice hereunder sent by one party to the other party must be in writing and will be deemed to have been received when it is delivered by hand or when the fax is received.

Article 13 Dispute Resolution

13.1	Any dispute arising during the performance of this Contract shall be settled by both parties through friendly negotiation. Any dispute that cannot be settled through friendly negotiation may be filed to the people’s court that has jurisdiction.

Article 14 Contract Effectiveness and other Provisions

14.1	For issues not clarified herein, both parties may make supplementary agreements according to the applicable laws and regulations of China. The supplementary agreements have the same legal force as the Contract.

14.2	The annexes are an integral part of the Contract and have the same legal force as the Contract.

14.3	The contract will take effect upon the execution by the legal representatives or authorized representatives of Party A and Party B.

14.4	The Contract is in quadruplicate, with the two parties holding two copies each.

Party A: China Bioway Biotech Group Co., Ltd. (Seal)

Legal representative (authorized representative): (Signed)

Date: August 12, 2004

Party B: Sinovac Biotech Co., Ltd. (Seal)

Legal representative (authorized representative): (Signed)

Date: August 12, 2004